UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2010

Unica Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

170 Tracer Lane, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781.487.8659

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 1, 2010, we entered into an Agreement for the sale and purchase of certain of the business and assets of Microchannel Technologies Limited ("Microchannel"), a provider of search bid management and web analytics tools under the "MakeMeTop" name (the "Business") in exchange for $1,750,000 (the "Agreement").

The acquired assets consist of all of the assets, properties and rights of Microchannel related to the Business, other than specified excluded assets. The acquired assets include, but are not limited to:

The goodwill of the Business;

• all rights under any contracts, agreements or instruments to which Microchannel is a party and which relate to the Business;

• all computer hardware, software, databases, networks and printers used in the Business except certain excluded assets;

• all intellectual property of the Business, including all patents, rights to inventions, know-how, trademarks, service marks, domain names, registered designs, design rights, utility models, copyrights, moral rights, topography rights and rights in confidential information and applications for registrations of any of the foregoing;

• all company records, including confidential business information, accounting and financial records, sales literature and publicity material, correspondence, books and documents;

• Microchannel’s rights against third parties including, guarantees, warrantees and representations concerning goods and services; and

• all other assets, rights and interests owned in connection with the Business except the excluded assets.

The assets excluded from the transaction primarily consisted of cash, certain tax liabilities, pre-closing receivables and pre-payments, equity interests, amounts owing to creditors, all liabilities and obligations under certain contracts or relating to ownership or use of business assets and certain tangible and real property interests.

Pursuant to the Agreement, $175,000 of the purchase price is to be held in escrow for one year following the consummation of the acquisition to secure the indemnification obligations of Microchannel under the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unica Corporation

February 4, 2010	By:	/s/ Kevin P. Shone

Name: Kevin P. Shone
Title: Sr. VP and Chief Financial Officer